Exhibit (4)(a)
700 Newport Center Drive • Newport Beach, CA 92660
READ YOUR POLICY CAREFULLY. This is a legal contract between you, the Owner, and us, Pacific Life & Annuity Company, a stock insurance company. We agree to pay the benefits of this policy according to its provisions. The consideration for this policy is the application for it, a copy of which is attached, and payment of the premiums.
PREMIUMS ARE FLEXIBLE, SUBJECT TO MINIMUMS REQUIRED TO KEEP THE POLICY IN FORCE. VARIABLE ACCOUNT VALUES ARE NOT GUARANTEED, AND MAY INCREASE OR DECREASE DEPENDING UPON VARIABLE ACCOUNT INVESTMENT EXPERIENCE.
THE METHOD FOR DETERMINING THE DEATH BENEFIT IS DESCRIBED IN THE DEATH BENEFIT SECTION OF THIS POLICY. THE AMOUNT OF THE DEATH BENEFIT MAY BE FIXED OR VARIABLE ACCORDING TO THE DEATH BENEFIT OPTION SELECTED AND MAY INCREASE OR DECREASE. THE DURATION THIS POLICY REMAINS IN FORCE MAY VARY, DEPENDING ON THE PREMIUMS PAID AND THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNTS.
FREE LOOK RIGHT — You may return this policy within 10 days after you receive it. To do so, deliver or mail it to us or to our agent. This policy will then be deemed void from the beginning and we will refund the premiums paid.
Signed for Pacific Life & Annuity Company,

Chairman and Chief Executive Officer	Secretary

FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE
•	Death Benefit Payable On The Death Of The Insured While The Policy Is In Force
•	Net Cash Surrender Value Payable Upon Surrender While The Policy Is In Force
•	Adjustable Face Amount
•	Benefits May Vary Based On Investment Experience
•	Non-Participating

POLICY NUMBER:	VP99999990	OWNER:	LELAND STANFORD
POLICY DATE:	JAN 1, 2007		MARY STANFORD
AGE ON POLICY DATE:	35	INSURED:	LELAND STANFORD
INITIAL FACE AMOUNT:	$200,000	RISK CLASS:	MALE NONSMOKER
NOTE: IT IS POSSIBLE THAT COVERAGE WILL LAPSE IF THE ACCUMULATED VALUE IS INSUFFICIENT TO PAY THE CHARGES ASSESSED ON A MONTHLY PAYMENT DATE. BECAUSE THE ACCUMULATED VALUE MAY BE BASED ON THE INVESTMENT RESULTS OF THE VARIABLE ACCOUNTS, THE PAYMENT OF INITIAL AND PLANNED PREMIUMS MAY NOT BE ADEQUATE TO GUARANTEE THAT THE POLICY WILL REMAIN IN FORCE. IF THE POLICY DOES NOT REMAIN IN FORCE, THERE WILL BE NO DEATH BENEFIT OR ACCUMULATED VALUE.

P07SE4-NY	(P) 061121b

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POLICY NUMBER: VP999999990
POLICY SPECIFICATIONS

BASIC POLICY:	FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

PREMIUMS:	PLANNED PERIODIC PREMIUM PAYMENT	= [$2,000,00]
	GUIDELINE SINGLE PREMIUM	= [$32,036.80]
	GUIDELINE LEVEL PREMIUM	= [$2,890.35]
	7-PAY PREMIUM	= [$7,949.42]

DEATH BENEFIT QUALIFICATION TEST:	[GUIDELINE PREMIUM] TEST
THIS ELECTION IS IRREVOCABLE FOR THE LIFE OF THE POLICY

DEATH BENEFIT OPTION:	A
MONTHLY DEDUCTION END DATE: POLICY ANNIVERSARY NEAREST THE INSURED’S [100]TH BIRTHDAY
MORTALITY TABLE: [1980 CSO, UNISMOKE, ULTIMATE, AGE NEAREST BIRTHDAY, SEX-DISTINCT]
     [Editor’s Note: If unisex, instead of “SEX-DISTINCT”, use “UNISEX TABLE B (80% MALE AND 20% FEMALE)]
INTEREST ON THE FIXED OPTIONS AND ON THE LOAN ACCOUNT IS GUARANTEED TO BE NOT LESS THAN 3.0% ANNUALLY FOR THE FIRST 10 POLICY YEARS AND 3.30% THEREAFTER. ANY EXCESS INTEREST RATE DECLARED BY US AT THE BEGINNING OF EACH POLICY YEAR WILL BE GUARANTEED UNTIL THE END OF THAT YEAR. BEFORE SUCH DECLARATION, EXCESS AMOUNTS ARE NOT GUARANTEED. THERE IS NO EXCESS INTEREST PAID ON THE LOAN ACCOUNT. SUBJECT TO POLICY GUARANTEES, WE HAVE THE RIGHT TO CHANGE THE INTEREST CREDITED TO THE FIXED OPTIONS AND THE COST OF INSURANCE AND OTHER CHARGES DEDUCTED, WHICH MAY REQUIRE MORE PREMIUM TO BE PAID THAN WAS ILLUSTRATED OR THE ACCUMULATED VALUE TO BE LESS THAN WAS ILLUSTRATED.

WITHDRAWAL FEE:	$25.00

NET AMOUNT AT RISK DIVISOR:	1.002466%

SURRENDER CHARGE:	SEE POLICY CHARGE SPECIFICATIONS PAGE
PREMIUM LOAD RATE AND ADMINISTRATIVE CHARGE:	SEE POLICY CHARGE SPECIFICATIONS PAGE
COVERAGE CHARGE FOR BASIC COVERAGE:	SEE POLICY CHARGE SPECIFICATIONS PAGE
COVERAGE CHARGE FOR ABR COVERAGE:	SEE POLICY CHARGE SPECIFICATIONS PAGE
COVERAGE CHARGE FOR ADDITIONAL COVERAGE:	SEE POLICY CHARGE SPECIFICATIONS PAGE

POLICY NUMBER:	VP99999990	OWNER:	LELAND STANFORD
POLICY DATE:	JAN 1, 2007		MARY STANFORD
AGE ON POLICY DATE:	35	INSURED:	LELAND STANFORD
INITIAL FACE AMOUNT:	$200,000	RISK CLASS:	MALE NONSMOKER
NOTE: IT IS POSSIBLE THAT COVERAGE WILL LAPSE IF THE ACCUMULATED VALUE IS INSUFFICIENT TO PAY THE CHARGES ASSESSED ON A MONTHLY PAYMENT DATE. BECAUSE THE ACCUMULATED VALUE MAY BE BASED ON THE INVESTMENT RESULTS OF THE VARIABLE ACCOUNTS, THE PAYMENT OF INITIAL AND PLANNED PREMIUMS MAY NOT BE ADEQUATE TO GUARANTEE THAT THE POLICY WILL REMAIN IN FORCE. IF THE POLICY DOES NOT REMAIN IN FORCE, THERE WILL BE NO DEATH BENEFIT OR ACCUMULATED VALUE.

P07SE4-NY	PAGE 3.0	(P)

POLICY NUMBER: VP999999990
POLICY SPECIFICATIONS
SUMMARY OF COVERAGES EFFECTIVE ON THE POLICY DATE

P07SE4-NY:	BASIC COVERAGE

	FACE AMOUNT	$100,000
	AGE ON POLICY DATE:	35
	RISK CLASS:	MALE NONSMOKER
	COVERED PERSON:	LELAND STANFORD

	ADDITIONAL COVERAGE

	FACE AMOUNT:	$50,000
	AGE ON POLICY DATE:	35
	RISK CLASS:	MALE NONSMOKER
	COVERED PERSON:	LELAND STANFORD

	ABR COVERAGE

	FACE AMOUNT:	$50,000
	AGE ON POLICY DATE:	35
	RISK CLASS:	MALE NONSMOKER
	COVERED PERSON:	LELAND STANFORD

Page 3.1

POLICY NUMBER: VP999999990
POLICY SPECIFICATIONS
POLICY CHARGE SPECIFICATIONS
MAXIMUM PREMIUM LOAD RATE:           6.35%
ADMINISTRATIVE CHARGE: $7.50 PER MONTH
ASSET CHARGE RATE:

	VARIABLE ACCUMULATED	VARIABLE ACCUMULATED
POLICY	VALUE LESS THAN OR	VALUE IN EXCESS OF
YEAR	EQUAL TO $25,000	$25,000
1-10	0.000625 (0.75% ANNUALLY)	0.000292 (0.35% ANNUALLY)
11+	0.000375 (0.45% ANNUALLY)	0.000042 (0.05% ANNUALLY)
COVERAGE CHARGE — BASIC COVERAGE

POLICY YEAR	MONTHLY COVERAGE
CHARGE
1-10	$11.10
11+	$0
Page 3.2

POLICY NUMBER: VP999999990
POLICY SPECIFICATIONS
TABLE OF SURRENDER CHARGES

POLICY	SURRENDER	POLICY	SURRENDER	POLICY	SURRENDER
MONTH	CHARGE	MONTH	CHARGE	MONTH	CHARGE

1-72	630.00	89	412.00	106	186.00
73	624.00	90	398.00	107	172.00
74	611.00	91	385.00	108	159.00
75	598.00	92	372.00	109	146.00
76	585.00	93	359.00	110	132.00
77	571.00	94	345.00	111	119.00
78	558.00	95	332.00	112	106.00
79	545.00	96	319.00	113	93.00
80	531.00	97	305.00	114	79.00
81	518.00	98	292.00	115	66.00
82	505.00	99	279.00	116	53.00
83	491.00	100	265.00	117	39.00
84	478.00	101	252.00	118	26.00
85	465.00	102	239.00	119	13.00
86	452.00	103	226.00	120+	0.00
87	438.00	104	212.00
88	425.00	105	199.00
Page 3.3

POLICY NUMBER: VP999999990
POLICY SPECIFICATIONS
ADDITIONAL COVERAGE
VARYING SCHEDULE
INSURED: LELAND STANFORD

AGE	FACE AMOUNT	AGE	FACE AMOUNT

35	$50,000	70	$100,000
36	50,000	71	100,000
37	50,000	72	100,000
38	50,000	73	100,000
39	100,000	74	100,000
40	100,000	75	100,000
41	100,000	76	100,000
42	100,000	77	100,000
43	100,000	78	100,000
44	100,000	79	100,000
45	100,000	80	100,000
46	100,000	81	100,000
47	100,000	82	100,000
48	100,000	83	100,000
49	100,000	84	100,000
50	100,000	85	100,000
51	100,000	86	100,000
52	100,000	87	100,000
53	100,000	88	100,000
54	100,000	89	100,000
55	100,000	90	100,000
56	100,000	91	100,000
57	100,000	92	100,000
58	100,000	93	100,000
59	100,000	94	100,000
60	100,000	95	100,000
61	100,000	96	100,000
62	100,000	97	100,000
63	100,000	98	100,000
64	100,000	99	100,000
65	100,000	100+	100,000
66	100,000
67	100,000
68	100,000
69	100,000
Page 3.4

POLICY NUMBER: VP999999990
POLICY SPECIFICATIONS
TABLE OF INSURANCE CHARGES — BASIC COVERAGE
GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1.00 OF COVERAGE APPLICABLE TO BASIC COVERAGE COVERING LELAND STANFORD. THE RATES BELOW INCLUDE A [5]-YEAR GUARANTEE OF OUR CURRENT RATES AS OF THE ISSUE DATE.

	MONTHLY		MONTHLY		MONTHLY
AGE	RATE	AGE	RATE	AGE	RATE

35	[0.00017600]	60	0.00134998	85	0.01373773
36	[0.00018686]	61	0.00147355	86	0.01502185
37	[0.00020022]	62	0.00161341	87	0.01635661
38	[0.00021526]	63	0.00177217	88	0.01773798
39	[0.00023280]	64	0.00194909	89	0.01917199
40	0.00025202	65	0.00214342	90	0.02067766
41	0.00027458	66	0.00235100	91	0.02228714
42	0.00029715	67	0.00257276	92	0.02406347
43	0.00032307	68	0.00280882	93	0.02611993
44	0.00034984	69	0.00306532	94	0.02881300
45	0.00037996	70	0.00335367	95	0.03281758
46	0.00041093	71	0.00368199	96	0.03964295
47	0.00044442	72	0.00406029	97	0.05306605
48	0.00047960	73	0.00449620	98	0.08333333
49	0.00051898	74	0.00498352	99	0.08333333
50	0.00056089	75	0.00551331	100+	0.00000000
51	0.00061038	76	0.00607653
52	0.00066577	77	0.00666569
53	0.00072875	78	0.00727588
54	0.00080018	79	0.00792387
55	0.00087672	80	0.00863521
56	0.00096005	81	0.00943078
57	0.00104684	82	0.01033895
58	0.00113962	83	0.01137350
59	0.00123925	84	0.01251385
Page 4.0

POLICY NUMBER: VP999999990
POLICY SPECIFICATIONS
TABLE OF INSURANCE CHARGES — ABR COVERAGE
GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1.00 OF COVERAGE APPLICABLE TO ABR COVERAGE COVERING LELAND STANFORD. THE RATES BELOW INCLUDE A [5]-YEAR GUARANTEE OF OUR CURRENT RATES AS OF THE ISSUE DATE.

	MONTHLY		MONTHLY		MONTHLY
AGE	RATE	AGE	RATE	AGE	RATE

35	[0.00017600]	60	0.00134998	85	0.01373773
36	[0.00018686]	61	0.00147355	86	0.01502185
37	[0.00020022]	62	0.00161341	87	0.01635661
38	[0.00021526]	63	0.00177217	88	0.01773798
39	[0.00023280]	64	0.00194909	89	0.01917199
40	0.00025202	65	0.00214342	90	0.02067766
41	0.00027458	66	0.00235100	91	0.02228714
42	0.00029715	67	0.00257276	92	0.02406347
43	0.00032307	68	0.00280882	93	0.02611993
44	0.00034984	69	0.00306532	94	0.02881300
45	0.00037996	70	0.00335367	95	0.03281758
46	0.00041093	71	0.00368199	96	0.03964295
47	0.00044442	72	0.00406029	97	0.05306605
48	0.00047960	73	0.00449620	98	0.08333333
49	0.00051898	74	0.00498352	99	0.08333333
50	0.00056089	75	0.00551331	100+	0.00000000
51	0.00061038	76	0.00607653
52	0.00066577	77	0.00666569
53	0.00072875	78	0.00727588
54	0.00080018	79	0.00792387
55	0.00087672	80	0.00863521
56	0.00096005	81	0.00943078
57	0.00104684	82	0.01033895
58	0.00113962	83	0.01137350
59	0.00123925	84	0.01251385
Page 4.1

POLICY NUMBER: VP999999990
POLICY SPECIFICATIONS
TABLE OF COST OF INSURANCE RATES — ADDITIONAL COVERAGE
THE RATES BELOW ARE GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1.00 OF NET AMOUNT AT RISK APPLICABLE TO THE ADDITIONAL COVERAGE COVERING LELAND STANFORD.

	MONTHLY		MONTHLY		MONTHLY
AGE	RATE	AGE	RATE	AGE	RATE

35	0.00017600	60	0.00134998	85	0.01373773
36	0.00018686	61	0.00147355	86	0.01502185
37	0.00020022	62	0.00161341	87	0.01635661
38	0.00021526	63	0.00177217	88	0.01773798
39	0.00023280	64	0.00194909	89	0.01917199
40	0.00025202	65	0.00214342	90	0.02067766
41	0.00027458	66	0.00235100	91	0.02228714
42	0.00029715	67	0.00257276	92	0.02406347
43	0.00032307	68	0.00280882	93	0.02611993
44	0.00034984	69	0.00306532	94	0.02881300
45	0.00037996	70	0.00335367	95	0.03281758
46	0.00041093	71	0.00368199	96	0.03964295
47	0.00044442	72	0.00406029	97	0.05306605
48	0.00047960	73	0.00449620	98	0.08333333
49	0.00051898	74	0.00498352	99	0.08333333
50	0.00056089	75	0.00551331	100+	0.00000000
51	0.00061038	76	0.00607653
52	0.00066577	77	0.00666569
53	0.00072875	78	0.00727588
54	0.00080018	79	0.00792387
55	0.00087672	80	0.00863521
56	0.00096005	81	0.00943078
57	0.00104684	82	0.01033895
58	0.00113962	83	0.01137350
59	0.00123925	84	0.01251385
Page 4.2

POLICY NUMBER: VP999999990
POLICY SPECIFICATIONS
TABLE OF COVERAGE CHARGES — ABR COVERAGE
THE CHARGES BELOW ARE GUARANTEED MAXIMUM MONTHLY COVERAGE CHARGES APPLICABLE TO THE ABR COVERAGE COVERING LELAND STANFORD

MONTHLY
AGE	COVERAGE CHARGE

35	$0.00
36	1.65
37	3.30
38	4.95
39	6.60
40	8.25
41	9.90
42	11.55
43	13.20
44	14.85
45+	1.65
Page 4.3

POLICY NUMBER: VP999999990
POLICY SPECIFICATIONS
TABLE OF COVERAGE CHARGE — ADDITIONAL COVERAGE
THE CHARGES BELOW ARE GUARANTEED MAXIMUM MONTHLY MORTALITY AND EXPENSE RISK COVERAGE CHARGES APPLICABLE TO THE ADDITIONAL COVERAGE COVERING LELAND STANFORD.

AGE	MONTHLY	AGE	MONTHLY
	COVERAGE		COVERAGE
	CHARGE		CHARGE

35	5.55	70	11.35
36	5.55	71	11.35
37	5.55	72	11.35
38	5.55	73	11.35
39	11.35	74	11.35
40	11.35	75	11.35
41	11.35	76	11.35
42	11.35	77	11.35
43	11.35	78	11.35
44	11.35	79	11.35
45	11.35	80	11.35
46	11.35	81	11.35
47	11.35	82	11.35
48	11.35	83	11.35
49	11.35	84	11.35
50	11.35	85	11.35
51	11.35	86	11.35
52	11.35	87	11.35
53	11.35	88	11.35
54	11.35	89	11.35
55	11.35	90	11.35
56	11.35	91	11.35
57	11.35	92	11.35
58	11.35	93	11.35
59	11.35	94	11.35
60	11.35	95	11.35
61	11.35	96	11.35
62	11.35	97	11.35
63	11.35	98	11.35
64	11.35	99	11.35
65	11.35	100+	0.00
66	11.35
67	11.35
68	11.35
69	11.35
Page 4.3

DEFINITIONS
In this section, we define certain terms used throughout this policy. Other terms may be defined in other parts of the policy. Defined terms are usually capitalized for emphasis.
Administrative Office — is the office that administers your policy.
Age — means the Insured’s Age to the nearest birthday as of the Policy Date, increased by the number of complete policy years elapsed. The Insured’s Age as of the Policy Date is shown in the Policy Specifications.
Class — is used in determining Policy Charges and interest credited to the Fixed Options, and depends on a number of factors, including (but not limited to) the Death Benefit election, the Face Amount, policy duration, and the Insured’s Age and Risk Class.
Code — is the U.S. Internal Revenue Code, as amended, and the rules and regulations issued thereunder.
Coverage Components — consist of Basic Coverage, Additional Coverage and ABR Coverage. Coverage Components provide life insurance coverage on the Insured. Basic Coverage is a required coverage. Additional Coverage and ABR Coverage are optional coverages.
Coverage Layer — is the amount of coverage purchased at a given time for a Coverage Component. Each Coverage Component may have one or more Coverage Layers. Each Coverage Layer has an associated Face Amount, Risk Class, Effective Date, and charges. The Coverage Layers for each Coverage Component in effect as of the Policy Date are shown in the Policy Specifications. Any later increase in a Coverage Component will result in a new Coverage Layer for that Coverage Component and will be shown in a Supplemental Schedule of Coverage to be sent to you at the time the increase becomes effective. Any decrease in Face Amount will reduce Coverage Layers as described in the Face Amount Decrease provision.
Evidence of Insurability — is information we use to determine the Insured’s insurability and Risk Class.
Face Amount — is the sum of Face Amount of all Coverage Layers for all Coverage Components and is used in determining the Death Benefit under this policy. The Initial Face Amount is the sum of the Face Amounts of each Coverage Component in effect as of the Policy Date, as shown in the Policy Specifications. The Face Amount of each Coverage Component may be changed, as provided in the Death Benefit section.
Fixed Options — consist of the Fixed Account and the Fixed LT Account, which are part of our general account.
Free Look Transfer Date — is 15 days after the policy is issued, or if later, the date all requirements necessary to place the policy in force are delivered to the Administrative Office.
In Force — means a policy is in effect and providing a death benefit on the Insured.
Insured — is the person insured under this policy. The Insured is shown in the Policy Specifications as the Covered Person.
Investment Options — consist of the Variable Accounts and the Fixed Options.
Monthly Deduction End Date — is the date when Monthly Deductions cease and is shown in the Policy Specifications. There are no Monthly Deductions on or after the Monthly Deduction End Date.

P07SE4-NY	Page 5	(P)

Monthly Payment Date — is the same day in each month as the Policy Date and the date on which certain policy charges are deducted from the Accumulated Value. This first Monthly Payment Date is the Policy Date.
Net Premium — is the premium we receive reduced by any Premium Load.
PL&A, the Company, we, our, ours and us — refer to Pacific Life & Annuity Company.
Policy Date — is shown on page 3. Policy months, quarters, years and anniversaries are measured from this date.
Policy Debt — is the sum of outstanding policy loans plus accrued Loan Interest.
Policy Specifications — is a section of your policy containing information generally unique to your policy.
Risk Class — is used in determining the Insured’s Cost of Insurance Rates and other charges, and is determined by us during the underwriting process. It depends on the Insured’s gender, health, and tobacco use. The Risk Class for the initial Coverage Components is shown in the Policy Specifications.
Separate Account — is the Pacific Select Exec Separate Account, which is a separate account of ours that consists of subaccounts, also called Variable Accounts. Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies.
Valuation Day — is each day required by applicable law and currently includes each day the New York Stock Exchange is open for trading and our Administrative Office is open. If any transaction or event is scheduled to occur on a day that is not a Valuation Day, such transaction or event will be deemed to occur on the next following Valuation Day unless otherwise specified.
Valuation Period — is the period of time between successive Valuation Days.
Variable Account — is a subaccount of a separate account of ours in which assets are segregated from assets in our general account and from assets in other subaccounts. Each Variable Account invests its assets in a corresponding portfolio of securities.
Written Request — is your signed request in writing, or on a form we provide, and received by us at our Administrative Office.
You, your or Owner — refer to the Owner of this policy.
DEATH BENEFIT
When the Policy is In Force — This policy is In Force as of the Policy Date, subject to your acceptance of the delivered policy and payment of the initial premium. The policy remains In Force until:
•	you surrender it
•	it lapses, or
•	the Insured dies.
Death Benefit — This policy provides a death benefit on the death of the Insured while this policy is In Force. This section describes how the death benefit is calculated. On the date of death, the death benefit is the larger of:
•	The death benefit as calculated under the Death Benefit Option in effect; and
•	The Minimum Death Benefit calculated under the Death Benefit Qualification Test elected.

P07SE4-NY	Page 6	(P)

Death Benefit Options — You elect the Death Benefit Option in the application. The Death Benefit Option for this policy appears in the Policy Specifications. The Death Benefit Options are explained below.
•	Option A — The death benefit equals the Face Amount.
•	Option B — The death benefit equals the Face Amount plus the Accumulated Value at death.
•	Option C — The death benefit equals the Face Amount plus the sum of the premiums paid minus the sum of any withdrawals taken and any other distribution of the Accumulated Value to the date of death. If the sum of the withdrawals is greater than the sum of the premiums paid, then the death benefit will be less than the Face Amount.
Change of Death Benefit Option — The Death Benefit Option may be changed to Option A or B upon Written Request at a maximum of once per policy year. Changes to Option C are not permitted. After any such change, the Face Amount will be that amount which results in the death benefit after the change being equal to the death benefit before the change. The change will be effective on the Monthly Payment Date on or next following the day we receive your Written Request at our Administrative Office. We reserve the right to disallow any Death Benefit Option Change from Option A to B that would cause the Face Amount after the change to be less than $50,000.
Unless you specify otherwise by Written Request, any request for a Death Benefit Option change will not take effect if the requested change would cause the policy to be classified as a Modified Endowment Contract under the Code.
Death Benefit Qualification Test — In order for your policy to be classified as life insurance under the Code, it must satisfy one of two Death Benefit Qualification Tests. Unless you have elected otherwise, the Death Benefit Qualification Test for this policy is the Guideline Premium Test. The Death Benefit Qualification Test for this policy appears in the Policy Specifications. It may not be changed for the life of the contract. The two Death Benefit Qualification Tests are explained in this subsection.

1.	Cash Value Accumulation Test (CVAT) — The Minimum Death Benefit will be the amount required for this policy to be deemed “life insurance” according to the Code, but not less than 101% of the Accumulated Value.

2.	Guideline Premium Test (GPT) — The Minimum Death Benefit at any time is the Accumulated Value multiplied by the death benefit percentage for the Age of the Insured as shown in the following table.

	Death Benefit		Death Benefit		Death Benefit		Death Benefit
Age	Percentage	Age	Percentage	Age	Percentage	Age	Percentage

0-40 41 42 43 44 45 46 47 48 49	250% 243 236 229 222 215 209 203 197 191	50 51 52 53 54 55 56 57 58 59	185% 178 171 164 157 150 146 142 138 134	60 61 62 63 64 65 66 67 68 69	130% 128 126 124 122 120 119 118 117 116	70 71 72 73 74 75-90 91 92 93 Over 93	115% 113 111 109 107 105 104 103 102 101
Death Benefit Proceeds — The Death Benefit Proceeds are the actual amount payable if the Insured dies while this policy is In Force. The Death Benefit Proceeds are equal to the Death Benefit, as of the date of the Insured’s death, less any Policy Debt and less any Monthly Deductions that are due and unpaid during a Grace Period.
We will pay the Death Benefit Proceeds to the beneficiary within one month after we receive due proof of the Insured’s death and proof of interest of the claimant at our Administrative Office. The Death Benefit Proceeds paid are subject to the conditions and adjustments defined in other policy provisions, such as

P07SE4-NY	Page 7	(P)

General Provisions, Withdrawals, Policy Loans, and Timing of Payments. We will pay interest on Death Benefit Proceeds as required by applicable law. Death Benefit Proceeds are paid as a lump sum unless you choose another payment method, as described in the Income Benefits section.
Face Amount Change — Subject to our approval, you may change the Face Amount if such request is made:
•	during the lifetime of the Insured;
•	no more often than once in any policy year; and
•	on your Written Request while the policy is In Force.
Face Amount Increase — The Insured must be Age 85 or less at the time for a request to increase Face Amount. You must submit an application for an increase in Face Amount, and the application must include Evidence of Insurability satisfactory to us. The increase may be for any Coverage Component or any combination of Coverage Components. The minimum increase amount for any combination of Coverage Components is $25,000.
If approved, there will be a new Coverage Layer for any Coverage Component that is increased. The effective date of the new Coverage Layer will be the first Monthly Payment Date on or following the date all required conditions are met.
Upon approval of any unscheduled increase in a Coverage Component, we will send you a Supplemental Schedule of Coverage, which will include the following information for any new Coverage Layer:
•	the Risk Class;
•	the effective date
•	the Guaranteed Maximum Monthly Cost of Insurance Rates
•	the Coverage Charge
•	the Surrender Charge
•	the amount of the increase and the total Face Amount after the increase; and
•	the new Guideline Premiums, if applicable.
In addition to unscheduled requests to increase the Face Amount, any Additional Coverage may include planned increases in Face Amount approved by us in advance and not subject to new evidence of insurability. Any such change will be shown in the Policy Specifications or in a Supplemental Schedule of Coverage.
Limits on Face Amount Increase — Also, an increase will not be allowed if there has been a prior elective decrease in Face Amount.
Face Amount Decrease — You may submit a Written Request to decrease the Face Amount if there are one or more Coverage Layers eligible for decrease. A Coverage Layer is eligible for decrease on or after the fifth anniversary of its effective date. So long as other requirements described in this section are met, the effective date of the decreased Face Amount will be the first Monthly Payment Date on or following the date we receive the Written Request and have approved it. You should consult your tax advisor before requesting a decrease in policy Face Amount. Upon approval of any unscheduled decrease, we will send you a Supplemental Schedule of Coverage, which will include the following information:
•	the Face Amount after the decrease;
•	the effective date of the decrease; and
•	the new Guideline Premiums if applicable.
If there have been prior increases in Face Amount, any Coverage Layers that are eligible for decrease will be decreased or eliminated in the following order:
•	first, the most recent increase;
•	next, other increases, in the reverse order in which they were applied; and
•	finally, the original Face Amount.

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If any Coverage Layers to be decreased have the same effective date, they will be decreased or eliminated in the following order:
•	first, any Additional Coverage;
•	next, any ABR Coverage; and
•	finally, any Basic Coverage.
The request for a decrease in the Face Amount will be subject to the Guideline Premium Limit (if applicable to your policy) as defined in the Code. This may result in a refund of premiums and/or the distribution of Accumulated Value in order to maintain compliance with such limit. Such request will not be allowed if the resulting Guideline Premium limit could cause an amount in excess of the Net Cash Surrender Value to be distributed from the policy.
A decrease in Face Amount that may be required as a result of a Withdrawal or a Death Benefit Option change may occur any time, and is not subject to the prohibition on decreases during the first five policy years described earlier in this section.
Unless you specify otherwise by Written Request, any request for a Face Amount decrease will not take effect if the requested change would cause the policy to be classified as a Modified Endowment Contract under the Code.
Paid-Up Insurance — On each policy anniversary you have the option to use the Net Cash Surrender Value to purchase guaranteed fixed paid-up insurance on the life of the Insured. At the time of conversion, the Net Cash Surrender Value will be transferred to our general account. The amount of paid-up insurance is determined by applying the entire Net Cash Surrender Value as the net single premium based upon the Insured’s Age, Risk Class, the mortality table shown in the Policy Specifications, and minimum guaranteed interest rate used for the Fixed Options. If the amount of paid-up insurance so determined would exceed the death benefit of the policy immediately prior to purchase of the paid-up insurance, we will apply only a portion of the Net Cash Surrender Value to purchase paid-up insurance, and the remainder will be paid to you. In this case, we will determine the amount of paid-up insurance so that the paid-up insurance plus the Net Cash Surrender Value paid to you will equal the policy’s death benefit immediately prior to the purchase of the paid-up insurance. This policy and any riders attached to it will terminate at the time of conversion. Such paid-up insurance may be surrendered at any time, with the cash surrender value being determined on the same basis.
Change in Benefits — Under the Guideline Premium Test, any change in policy or rider benefits will require an adjustment to the Guideline Premium Limit. See the Tax Qualification as Life Insurance subsection of the General Provisions section for details.
PREMIUMS
Premiums — The initial premium is payable either at our Administrative Office or to our authorized representative. Additional premiums, if any, are payable in advance at our Administrative Office. We reserve the right to reject premium payments less than $50 unless such premium is required to keep the policy In Force. Premiums may be paid at any time before the Monthly Deduction End Date, subject to the premium limits below.
Planned Premium — is the amount of premium you plan to pay and is shown in the Policy Specifications. You may change the Planned Premium by Written Request. We will send you premium reminder notices for the Planned Premium. Payment of the Planned Premium does not guarantee that the policy will continue In Force.
Premium Allocation Before the Free Look Transfer Date — Any Net Premium received before the Free Look Transfer Date will be allocated to the Money Market Variable Account on the Policy Date or, if later, the date the premium is received and accepted by us. On the Free Look Transfer Date, the Accumulated Value in the Money Market Variable Account will be allocated to the Investment Options according to the premium allocation specified in the application or your most recent instructions received by us, if any.

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Premium Allocation On or After the Free Look Transfer Date — Any Net Premium received by us on or after the Free Look Transfer Date will be allocated to the Investment Options according to the premium allocation specified in the application or your most recent instructions received by us, if any.
Premium Limitation — We will not accept premiums after the Monthly Deduction End Date.
Guideline Premium Limitation — This subsection applies only if you have elected the Guideline Premium Test as the Death Benefit Qualification Test. In order for this policy to be classified as life insurance under Section 7702 of the Code, the sum of the premiums paid less a portion of any withdrawals, as defined in the Code, may not exceed the greater of:
•	The Guideline Single Premium, or
•	The sum of the annual Guideline Level Premiums to the date of payment.
The Guideline Premiums are shown in the Policy Specifications section. The Guideline Premiums may change whenever there is a change in the Face Amount or other policy benefits, or when certain other factors change. Any such Guideline Premium change may be shown in a Supplemental Schedule of Coverage that we will send to you at the time of the change.
The Guideline Premiums are determined by the rules that apply to this policy as set forth in the Code. The Guideline Premiums will be adjusted to conform to any changes in the Code. In the event that a premium payment would exceed such revised limits, we reserve the right to refund the excess payment to you, although we may not refuse any premium payment necessary to keep this policy In Force. Further, we reserve the right to make distributions from the policy to the extent we deem it necessary to continue to qualify this policy as life insurance under the Code.
Modified Endowment Contract Premium Limit — In order that this policy not be classified as a Modified Endowment Contract under Section 7702A of the Code, the sum of premiums paid less a portion of any withdrawals may not exceed the 7-Pay limit as defined in the Code. The 7-Pay limit is the cumulative sum of the 7-Pay Premiums during the applicable 7-Pay testing period. In the event that a premium payment would cause the 7-Pay limit to be exceeded, we reserve the right to refund the excess payment to you, unless you have provided a Written Request in which you accept your policy being classified as a Modified Endowment Contract and indicate that we may accept such payments and apply them to the policy.
The 7-Pay premium may change whenever there is a change in the Face Amount of insurance or in other policy benefits or factors. The 7-Pay premiums are determined according to the rules applicable to this policy set forth in the Code. The 7-Pay premium will be revised to conform to any changes in the Code. In the event that a premium payment would cause such revised limits to be exceeded, we reserve the right to refund the excess payment to you. Further, we reserve the right to increase the Death Benefit or make distributions from the policy to the extent we deem necessary to continue to classify this policy as a non-Modified Endowment Contract under the Code.
ACCUMULATED VALUE
Accumulated Value — The Accumulated Value is defined on each Valuation Day and is the sum of:
•	the Fixed Accumulated Value; plus
•	the Variable Accumulated Value; plus
•	the Loan Account Value.
Fixed Accumulated Value — The Fixed Accumulated Value is the sum of the Policy’s Value in each Fixed Option. On the Policy Date, the Policy’s Value for each Fixed Option is equal to any Net Premium allocated to the Fixed Option less any allocation of the initial Monthly Deduction to that Fixed Option. The rest of this provision describes how the value of each Fixed Option is calculated after the Policy Date. We credit interest on each Fixed Option a daily basis, using a 365-day year, at a rate not less than an annual

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effective rate shown in the Policy Specifications. At our discretion, we may credit a higher rate of interest. Each Fixed Option may have its own unique rate. The interest rate in effect at the beginning of the policy year will be effective for the duration of that year. The Accumulated Value for each Fixed Option on any Valuation Day is the following, including interest on each:

•	the Accumulated Value for the Fixed Option on the prior Monthly Payment Date;
•	plus the amount of any Net Premium received and allocated to the Fixed Option since the last Monthly Payment Date;
•	plus the amount of any transfer to the Fixed Option, including transfers from the Loan Account, since the last Monthly Payment Date;
•	minus the Monthly Deduction and other deductions due, if any, and assessed against the Fixed Option; and
•	minus the amount of any withdrawals, or transfers from the Fixed Option, including transfers to the Loan Account, since the last Monthly Payment Date.
Variable Accumulated Value — The Variable Accumulated Value is the sum of the value of the Policy’s allocations to each Variable Account. The rest of this section describes how we calculate the value of the Policy’s allocations to each Variable Account. The value of the Policy’s allocations to each Variable Account is equal to the Policy’s number of units in that Variable Account multiplied by the unit value of that Variable Account on that day. Units are a measure of value for bookkeeping purposes.
We credit units to each Variable Account as a result of:
•	the amount of any Net Premium received and allocated to the Variable Account; and
•	transfers to the Variable Account, including transfers from the Loan Account.
We debit units to each Variable Account as a result of:
•	transfers from the Variable Account, including transfers to the Loan Account;
•	Surrenders and withdrawals from the Variable Account; and
•	the Monthly Deduction and other deductions due, if any, and assessed against the Variable Account.
To determine the number of units debited or credited to a Variable Account as a result of a transaction, we divide the dollar amount of the transaction allocated to the Variable Account by the Unit Value of the Variable Account. The number of units in each Variable Account will not change solely due to a change in Unit Value.
Unit Value — The initial Unit Value of each Variable Account was $10 on the day the Variable Account began operations. At the end of each subsequent Valuation Day, the Unit Value for each Variable Account is equal to (Y) times (Z) where:
(Y) is the Unit Value for that Variable Account as of the end of the prior Valuation Day; and
(Z) is the Net Investment Factor for that Variable Account as of the end of the current Valuation Day.
Net Investment Factor — Each Variable Account’s Net Investment Factor for any Valuation Period is equal to (A ÷ B), where:

(A)	equals:
(a)	the Net Asset Value per share of the corresponding portfolio shares held by the Variable Account as of the end of the current Valuation Period; plus
(b)	the per share amount of any dividend or capital gain distributions made during that Valuation Period on the portfolio shares held by the Variable Account; plus or minus
(c)	any per share credit or charge for any income taxes, other taxes, or amounts set aside during that Valuation Period as a reserve for any income and/or any other taxes which we determine to have resulted from the operations of the Variable Account or Policy, and/or any taxes attributable, directly or indirectly, to premium payments; and

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(B)	is the Net Asset Value per share of the corresponding portfolio shares held by the Variable Account as of the end of the prior Valuation Period.
The Net Asset Value of the portfolio shares corresponding to the Variable Account on any Valuation Date is reported to us as of the end of each Valuation Day by the investment company in whose shares the Variable Account is invested.
Loan Account Value — The Loan Account Value is the amount set aside to secure Policy Debt and is held in the Loan Account. We will credit interest to the Loan Account on a daily basis, using a 365-day year, and the daily equivalent of an annual effective rate, which is equal to the guaranteed interest rate used for the Fixed Account, as shown in the Policy Specifications. The Loan Account Value on the Policy Date is equal to any policy debt existing at such time. Thereafter, the Loan Value is defined on each Valuation Day as the following, including interest on each:
•	the amount in the Loan Account as of the end of the prior Monthly Payment Date;
•	plus any loan taken since the prior Monthly Payment Date; and
•	minus any loan amount repaid since the prior Monthly Payment Date.
On each policy anniversary, if the Loan Account Value exceeds policy debt, the excess will be transferred from the Loan Account to the Investment Options according to your most recent premium allocation instructions, and if policy debt exceeds the Loan Account Value, the excess will be transferred from the Investment Options on a proportionate basis to the Loan Account.
POLICY CHARGES
Monthly Deduction — Before the Monthly Deduction End Date, a Monthly Deduction for a policy month is due on each Monthly Payment Date and is equal to the sum of the following items:
•	the Sum of the Cost of Insurance Charge for each Coverage Layer;
•	the Sum of the Coverage Charge for each Coverage Layer;
•	the Asset Charge;
•	the Administrative Charge; and
•	rider or benefit charges, if any.
The guaranteed maximum for each such charge is described below or in the rider or benefit forms. We may charge less than such guaranteed maximum charge. Any lesser charge will apply uniformly to all members of the same Class.
Unless you have made a Written Request to the contrary, the Monthly Deduction will be charged on the Monthly Payment Date proportionately to the Accumulated Value in each Investment Option. Beginning on the Monthly Deduction End Date, there will be no Monthly Deduction.
Cost of Insurance Charge — The Cost of Insurance Charge for each Coverage Layer is equal to (1) multiplied by (2), where:
(1)	is the Guaranteed Maximum Monthly Cost of Insurance Rate for the Coverage Layer; and
(2)	is the Net Amount at Risk for the Coverage Layer.
Cost of Insurance Rates — The Guaranteed Maximum Monthly Cost of Insurance Rates for each initial Coverage Component is shown in the Policy Specifications. The Guaranteed Maximum Monthly Cost of Insurance Rates for any subsequent Coverage Layer will be shown in the Supplemental Schedule of Coverage sent to you at the time of the increase.
Net Amount at Risk — is equal to the Death Benefit as of the most recent Monthly Payment Date divided by the Net Amount At Risk Divisor shown in the Policy Specifications, then reduced by the Accumulated Value at the beginning of the policy month before the current Monthly Deduction is charged. If there are multiple Coverage Layers, then the Net Amount at Risk will be allocated proportionately to each Coverage

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Layer according to the Face Amount of the Coverage Layer. We reserve the right to require Evidence of Insurability for any policy change or any premium payment that would result in an increase in Net Amount at Risk.
Coverage Charge — The Coverage Charge for each Coverage Layer is based on the Face Amount of the Coverage Layer as of its effective date and is shown in the Policy Specifications or in a Supplemental Schedule of Coverage sent to you at the time of any increase in coverage. The Coverage Charge for any Coverage Layer will not decrease even if you decrease the Face Amount of that Coverage Layer.
Asset Charge — The Asset Charge is a percentage of the Variable Accumulated Value. The percentage varies based on the Policy Year and on the amount of the Variable Accumulated Value and is shown in the Policy Specifications.
Administrative Charge — The Administrative Charge is shown in the Policy Specifications.
Premium Load — The Premium Load will equal the premium paid multiplied by the Premium Load Rate. The Premium Load Rate we use will not exceed the Maximum Premium Load Rate as shown in the Policy Specifications.
Other Taxes — In addition to the charges imposed under Premium Load and elsewhere, we reserve the right to make a charge for federal, state or local taxes that may be attributable to the Variable Accounts or to our operations with respect to this policy if we incur any such taxes.
Change in Policy Cost Factors — The Premium Load Rate, Administrative Charge, Cost of Insurance Charge and Coverage Charge may change from time to time subject to the maximums shown in the Policy Specifications. In deciding whether to change any of these factors, We will periodically consider factors such as Our expectations of future mortality rates, investment earnings, persistency experience, operating expenses, and Our costs associated with any applicable federal, state, and local taxes to see if a change in Our assumptions is needed. Changes in these factors will be by class. All changes will be determined only prospectively; that is, We will not recoup prior losses or distribute prior gains by means of these changes.
POLICY LAPSE AND REINSTATEMENT
Grace Period and Lapse — If the Accumulated Value less Policy Debt on a Monthly Payment Date is sufficient to cover the Monthly Deduction due, the policy will continue in force. If the Accumulated Value less Policy Debt on a Monthly Payment Date is not sufficient to cover the Monthly Deduction due, a Grace Period of 61 days will be allowed for the payment of sufficient premium to keep your policy in force.
The Grace Period begins on the Monthly Payment Date on which the insufficiency occurred and ends 61 days thereafter. At the start of the Grace Period, we will notify you and any assignee of record at the last known address. The notice will state the due date and the amount of premium required for your policy to remain in force. A minimum of three times the monthly deduction due when the insufficiency occurred, plus Premium Load, must be paid. There is no penalty for paying a premium during the Grace Period. Your policy will remain in force during the Grace Period. If the Insured dies during the Grace Period, the Death Benefit will be reduced by any uncollected Monthly Deduction. If sufficient premium is not paid by the end of the Grace Period, a lapse will occur. Thirty-one days prior to lapse, we will send you and any assignee of record a notice containing the lapse date and the required premium to keep your policy in force. If the Insured dies during the Grace Period, the death benefit proceeds will be reduced by any overdue charges. Upon lapse, the policy will terminate with no value.
Reinstatement — If it has not been surrendered, this policy may be reinstated not more than five years after the end of the Grace Period. To reinstate this policy you must provide us with the following:

•	A written application;

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•	Evidence of Insurability satisfactory to us;
•	Sufficient premium to cover all monthly deductions that were due and unpaid during the Grace Period; plus
•	Sufficient premium to keep the policy in force for three months after the date of reinstatement.
We will deduct a Premium Load from the premium you pay to reinstate your Policy. The effective date of the reinstated policy will be the first Monthly Payment Date on or following the date we approve your application. At reinstatement, the Net Accumulated Value and the Surrender Charge will be the same as at the beginning of the Grace Period. The Surrender Charge will then decrease on the same schedule as if lapse had never occurred. The Coverage Charge will be reinstated as if lapse had never occurred. There will be no Monthly Deductions charged between the time of lapse and reinstatement. If the policy is reinstated on the first Monthly Payment Date following lapse, any Policy Debt on the date of lapse will also be reinstated. If the policy is reinstated after the first Monthly Payment Date following lapse, any Policy Debt outstanding on the date of lapse will be extinguished, except that you may instruct us by Written Request to reinstate the Policy Debt in such case.
        .
TRANSFERS
Transfers — After your initial Net Premium has been allocated according to your instructions and while your policy is in force, you may, upon Written Request, transfer your Accumulated Value, or a part of it, among the Investment Options as provided in this section. No transfer may be made if the policy is in a Grace Period and the required premium has not been paid.
We reserve the right:

•	to limit the size of transfers so that each transfer is at least $500;
•	to limit the frequency of transfers (however, at least one transfer per quarter will be allowed);
•	to require that the remaining balance in any account as a result of a transfer be at least $500;
•	to charge a fee of $25 for each transfer exceeding 12 per policy year; and
•	to otherwise waive or reduce the restrictions on the transfer provisions described in this section.
Transfers To The Fixed Options — Except during the first 18 policy months during which transfers to the Fixed Account are unlimited (see below), transfers to the Fixed Options may be made only during the policy month preceding each policy anniversary.
Transfers From The Fixed Account — You may transfer from the Fixed Account an amount up to the greater of $5,000 or 25% of the Accumulated Value in the Fixed Account, but only one such transfer may be made in any twelve-month period.
Transfers From The Fixed LT Account — You may transfer from the Fixed LT Account an amount up to the greater of $5,000 or 10% of the Accumulated Value in the Fixed LT Account, but only one such transfer may be made in any twelve-month period.
Allocations To The Fixed Options — We reserve the right to limit the aggregate amount allocated to the Fixed Options to $1,000,000 during the most recent 12 months for all policies in which you have an ownership interest or to which payments are made by the same payor. Allocations include Net Premium payments, transfers and loan repayments. Any excess over $1,000,000 will be allocated to your other Investment Options according to your most recent instructions. We may increase the $1,000,000 limit at any time. You may contact us to find out if a higher limit is in effect.
Unlimited Transfer into the Fixed Account Under Special Circumstances — You may transfer from any Variable Account to the Fixed Options with no limitation, under the following circumstances:

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•	For a period of time, as described below, after a material change in the investment policy of that Variable Account; and
•	During the first 18 policy months as long as this policy is not in the Grace Period.
We will notify you if there is a material change in the investment policy of a Variable Account. The notice will inform you of your options, including your option to transfer from such Variable Account to the Fixed Account within 60 days after (i) the effective date of the material change or (ii) the date you receive the notice, whichever is later.
SURRENDER AND WITHDRAWAL OF VALUES
Surrender — Upon Written Request while the Insured is living you may surrender this policy for its Net Cash Surrender Value. The policy will terminate on the date the request is received.
Cash Surrender Value — The Cash Surrender Value is the Accumulated Value less any Surrender Charge.
Surrender Charge — If you surrender your policy, there is a Surrender Charge for Basic Coverage, which will be deducted from the Accumulated Value. There is no Surrender Charge for Additional Coverage or ABR Coverage. The Surrender Charge is needed to help pay for costs such as underwriting, policy issue, sales, and distribution. The Surrender Charge is equal to the sum of the Surrender Charges for all Coverage Layers of Basic Coverage. The Surrender Charge varies each policy month. The Surrender Charge for the initial Coverage Layer of Basic Coverage is shown in the Table of Surrender Charges in the Policy Specifications. The Surrender Charge for any increase in Basic Coverage is shown in the Supplemental Schedule of Coverage for such later Coverage Layer. If there have been decreases in the Face Amount, including decreases in Face Amount due to withdrawals, the schedule of Surrender Charges will not change as a result of the decrease.
The Surrender Charge as described above is the Guaranteed Maximum Surrender Charge. We may charge less than these guaranteed maximum charges. Any lesser charge will apply uniformly to all members of the same Class
Net Cash Surrender Value — The Net Cash Surrender Value is the Cash Surrender Value less any Policy Debt.
Withdrawal — Upon Written Request on or after the first policy anniversary while the Insured is living, you may withdraw a portion of the policy’s Net Cash Surrender. We may deduct a withdrawal fee of no more than $25 from the Accumulated Value for each withdrawal. The withdrawal fee will be deducted from the Investment Options in the same proportion as the withdrawal. Withdrawals will be subject to the following conditions:
•	the amount of each withdrawal must be at least $200;
•	the Net Cash Surrender Value remaining after a withdrawal must be at least $500;
•	unless you specify otherwise by Written Request, no withdrawal will be processed if the withdrawal would cause the policy to become a Modified Endowment Contract; and
•	we reserve the right to disallow any withdrawal that would result in the Face Amount remaining after the withdrawal to be less than $50,000.
The amount of each withdrawal and any withdrawal fee will be deducted proportionately from the Investment Options unless you request otherwise. If the Insured dies after you have sent a withdrawal request, but before we have made the withdrawal, we’ll deduct the amount of the withdrawal from the death benefit proceeds owing.

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The policy’s Death Benefit Option will determine how a withdrawal affects your policy’s death benefit. If your policy’s death benefit is greater than the Minimum Death Benefit, then the withdrawal will reduce the death benefit by the amount of the withdrawal. However, if your policy’s death benefit is equal to the Minimum Death Benefit, the withdrawal may cause the death benefit to decrease by an amount greater than the amount of the withdrawal. For Death Benefit Option C, if the sum of the withdrawals and other distributions from the policy is greater than the premiums paid, the death benefit will be less than the Face Amount.
Withdrawals may also affect the Face Amount. A withdrawal will reduce the Face Amount, but only for policies having Death Benefit Option A. In such case, a withdrawal in excess of the difference between the Minimum Death Benefit and the Face Amount will reduce the Face Amount by the amount of the excess. However, for the first such withdrawal in each of the first 15 policy years, the Face Amount will be reduced only to the extent that the withdrawal exceeds 10% of the premiums paid. If a reduction in Face Amount is required, the order of reducing the Face Amount of the various Coverage Layers will be the same as described in the Face Amount Decrease provision. A withdrawal will never increase the Net Amount at Risk.
TIMING OF PAYMENTS AND TRANSFERS
Variable Accounts — With respect to allocations made to the Variable Accounts, we will calculate values for surrenders, withdrawals, loans and, unless transfers are restricted, transfers as of the end of the Valuation Day on or next following the day on which we receive your instructions. For any portion of death benefit depending on the Variable Accumulated Value, we will calculate such value as of the end of the Valuation Day on or next following the day on which the Insured’s death occurs. We will pay such amounts and will process such transfers within seven days after we receive all the information needed for the transaction. However, we may postpone the calculation, payment or transfer of any amounts that are based on the investment performance of the Variable Accounts, if:
•	the New York Stock Exchange is closed on other than customary weekend and holiday closings; or
•	an emergency exists, as determined by the SEC, as a result of which it is not reasonably practicable to determine the value of the Account assets or to dispose of Account securities.
Fixed Options — With respect to allocations made to the Fixed Options, we may defer surrenders, withdrawals, loans (except for loans to pay a premium on any policy issued by us), and transfers from the Fixed Options, for up to six months after we receive your request.
Deferral — If we defer payment of surrenders, withdrawals or loans for more than 10 days after we receive your request, we will pay interest at the rate required by the state in which this policy is delivered, but not less than the annual rate the interest rate used to calculate the settlement options described in the Income Benefits section.
INCOME BENEFITS
Income Benefits — Surrender or withdrawal benefits may be used to buy a lifetime monthly income for the Insured as long as the monthly income is at least $100. Death benefits may be used to buy a monthly income for the lifetime of the beneficiary. The monthly income will automatically be guaranteed to continue for at least ten years, unless another form of payment is requested. Under the automatic form of payment, if the income recipient dies before the end of the ten-year period, payments will continue to the end of the ten-year period to a person designated by the income recipient in writing. The purchase rates for the monthly income will be set periodically by the Company. However, under the

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automatic income benefit, the monthly income bought by each $1,000 of benefit will never be less than that shown below. Further, we guarantee that if you elect an income benefit, it will be at least equal to that of the corresponding single premium immediate annuity that we offer at the time of your election.

	Monthly		Monthly		Monthly		Monthly		Monthly
Age	Income	Age	Income	Age	Income	Age	Income	Age	Income

0-30	2.38	40	2.63	50	3.00	60	3.60	70	4.63
32	2.42	42	2.69	52	3.10	62	3.76	72	4.92
34	2.47	44	2.76	54	3.20	64	3.94	74	5.26
36	2.52	46	2.83	56	3.32	66	4.14	75+	5.45
38	2.57	48	2.91	58	3.45	68	4.37
Monthly income amounts for ages not shown are halfway between the two amounts for the nearest two ages that are shown. Amounts shown are based on an annual interest rate of 2% and the Annuity 2000 mortality table with an age setback 5 years. This benefit is not available if the income would be less than $100 a month. We may require evidence of survival for incomes that last more than ten years.
Other Income Options — Surrender, withdrawal or Death Benefits may be used under any other payment plans that we make available at that time. There is also an Interest Only Settlement Option available under which we will credit interest monthly.
POLICY LOANS
Policy Loans — You may obtain loans by Written Request on the sole security of the Loan Account of this policy. We recommend you consult your tax advisor before requesting a policy loan.
Loan Amount Available — The amount available for a policy loan is equal to the Net Cash Surrender Value.
Loan Interest — Interest will accrue daily and is payable in arrears at the annual rate of 3.55%. Interest not paid when due will be added to the loan principal and bear interest at the same rate of interest.
Loan Account — When a loan is taken, an amount equal to the loan is transferred out of the Accumulated Value in the Investment Options into the Loan Account to secure the loan. Unless you request otherwise, loan amounts will be deducted from the Investment Options on a pro rata basis, up to the amount available. We will credit interest to the Loan Account as described in the Accumulated Value section.
On each policy anniversary, if the amount in the Loan Account exceeds Policy Debt, the excess will be transferred from the Loan Account to the Investment Options according to your most recent instructions. If Policy Debt exceeds the amount in the Loan Account, an amount equal to such excess will be transferred from the Investment Options on a proportionate basis to the Loan Account.
Loan Repayment — Loans may be repaid at any time prior to lapse of this policy. An amount equal to the portion of any loan repaid, but not more than the amount in the Loan Account, will be transferred from the Loan Account to the Investment Options according to your most recent instructions. We reserve the right to first transfer repayments from the Loan Account to each Fixed Option up to the amount that was originally borrowed. Any excess over such amount will be transferred to the Variable Accounts according to your most recent instructions. Any payment we receive from you while you have a loan will be first considered a loan repayment, unless you tell us in writing it is a premium payment.

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SEPARATE ACCOUNT PROVISIONS
Separate Account — We established the Separate Account and maintain it under the laws and regulations of Arizona and New York. The assets of the Separate Account shall be valued at least as often as any policy benefits vary, but at least monthly. The Separate Account is divided into subaccounts, called Variable Accounts. Income and realized and unrealized gains and losses from the assets of each Variable Account are credited or charged against it without regard to our other income, gains or losses. Assets may be put in our Separate Account to support this policy and other variable life policies. Assets may be put in our Separate Account for other purposes, but not to support contracts or policies other than variable life contracts or policies.
The assets of our Separate Account are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our Separate Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a Variable Account in excess of the reserves and other liabilities with respect to that Variable Account to another Variable Account or to our general account. All obligations arising under the policy are general corporate obligations of ours. We do not hold ourselves out to be trustees of the Separate Account assets.
Variable Accounts — Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies. The Variable Accounts of our Separate Account that were available for your initial allocations are shown in your application for this policy. From time to time, we may make other Variable Accounts available to you. We will provide you with written notice of all material details including investment objectives and all charges.
We reserve the right, subject to compliance with the law then in effect, to:
•	change or add designated investment companies;
•	add, remove or combine Variable Accounts;
•	add, delete or make substitutions for the securities that are held or purchased by the Separate Account or any Variable Account;
•	register or deregister any Variable Account under the Investment Company Act of 1940;
•	change the classification of any Variable Account;
•	operate any Variable Account as a managed investment company or as a unit investment trust;
•	combine the assets of any Variable Account with other separate accounts or subaccounts of ours or our affiliates;
•	transfer the assets of any Variable Account to other separate accounts or subaccounts of ours or our affiliates;
•	run any Variable Account under the direction of a committee, board, or other group;
•	restrict or eliminate any voting rights of policy Owners with respect to any Variable Account, or other persons who have voting rights as to any Variable Account;
•	change the allocations permitted under the policy;
•	terminate and liquidate any Variable Account; and
•	make any other change needed to comply with law.
In spite of the above, we will not transfer any investment, or asset held for investment, between separate accounts or between separate and other accounts, provided that the superintendent of the New York Insurance Department may authorize transfers in circumstances where such transfers would not be inequitable. If any of these changes result in a material change in the underlying investment of a Variable Account of our Separate Account, we will notify you of such change.
Unless required by law or regulation, an investment policy may not be changed without our consent. We will not change the investment policy of the Separate Account without the approval of the Insurance Commissioner of the state of Arizona, our state of domicile, and without the approval of the Insurance Department of the state of New York. The process for such approval is on file.

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OWNER AND BENEFICIARY
Owner — The Owner of this policy is as shown in the Policy Specifications or in a later Written Request. If you change the Owner, the change is effective on the date the Written Request is signed, subject to our receipt of it. If there are two or more Owners, they will own this contract as joint tenants with right of survivorship.
Assignment — You may assign this policy by Written Request, subject to the following. An assignment will take place only when received at our Administrative Office. When recorded, the assignment will take effect as of the date the Written Request was signed. Any rights created by the assignment will be subject to any payments made or actions taken by us before we record the change. We will not be responsible for the validity of any assignment.
Beneficiary — The beneficiary is named by you in the application to receive the death benefit proceeds. The beneficiary may be one or more persons. If the beneficiary is more than one person, they will share the death benefit proceeds equally or as you may otherwise specify by Written Request. The interest of any beneficiary will be subject to any assignment. If you have named a contingent beneficiary, that person becomes the beneficiary if the beneficiary dies before the Insured. A beneficiary may not, at or after the Insured’s death, assign, transfer or encumber any benefit payable. To the extent allowed by law, policy benefits will not be subject to the claims of any creditor of any beneficiary.
You may make a change of beneficiary by Written Request on a form provided by us while the Insured is living. The change will take place as of the date the request is signed. Any rights created by the change will be subject to any payments made or actions taken by us before the Written Request is received. You may designate a permanent beneficiary whose rights under the policy cannot be changed without his or her written consent.
The interest of a beneficiary who does not survive the Insured will be divided pro rata among the surviving beneficiaries. If no beneficiaries survive to receive payment, the death proceeds will pass to the Owner, or the Owner’s estate if the Owner does not survive to receive payment. In the event of a simultaneous death of the Insured and a beneficiary such that it cannot be determined who died first, it will be assumed, unless otherwise provided, that the Insured died first.
GENERAL PROVISIONS
Entire Contract — This policy is a contract between you and us. This policy, any attached endorsements, benefits and riders and the attached copy of the initial application are the entire contract, except as follows. Any written application for a change in policy terms allowed by the policy after issue or written notice of exercise of policy options made after the policy has been issued will also become part of the contract upon our acceptance of such application or notice and our mailing of same to your address last known to us. Only our chairman, chief executive officer or secretary is authorized to change this contract or extend the time for paying premiums. Any such change must be in writing.
All statements in the application shall be deemed representations and not warranties. We will not use any statement to contest this policy or defend a claim on grounds of misrepresentation unless the statement is in an application.
Incontestability — We will not contest this policy unless there was a material misrepresentation in an application, including any reinstatement application. The policy will terminate upon successful contest and we will return to you the premiums paid less any policy loans and withdrawals, unless the contest is limited to an increase in Face Amount. In such event, the Coverage Layer associated with the increase in Face Amount will be terminated upon successful contest and we will return to you any associated charges. In

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such case, the remainder of the policy will be unaffected. Except for failure to pay premiums, this policy cannot be contested after the expiration of the following time periods:
•	If this policy has not been reinstated, we cannot contest the death benefit due to the Face Amount of any Coverage Layer that was issued subject to new evidence of insurability after it has been In Force during the Insured’s lifetime for two years from its effective date; and
•	Following reinstatement, we cannot contest this policy after it has been In Force during the Insured’s lifetime for two years from the reinstatement date.
•	If this policy was issued as a result of a conversion option from another policy, we cannot contest this policy after it has been In force during the Insured’s lifetime for two years from the issue date of the prior policy.
Non-Participating — This policy will not share in any of our surplus earnings.
Juvenile Insured — This provision only applies if the Insured was under Age 20 on the Policy Date. Beginning when the Insured attains Age 20, you will have an opportunity to improve your Policy’s Risk Class. This may significantly reduce the actual Cost of Insurance Charge that is deducted from your Policy’s Accumulated Value. Prior to the Insured’s Age 20, we will send you a notice to your last known address of your right to request an improved Risk Class for the Insured. In order to qualify for any such improved Risk Class, you will be required to supply evidence of insurability satisfactory to us. In order for such improved Risk Class to take effect at Age 20 or any policy anniversary thereafter, you must make the Written Request at least 60 days prior to Age 20 or that policy anniversary.
Suicide Exclusion — If the Insured dies by suicide within two years of the Policy Date, no death benefit proceeds will be paid. Instead, we will return the sum of the premiums paid, less the sum of any Policy Debt and withdrawals. If the Insured dies by suicide within two years of the effective date of any increase in the Face Amount which was applied for after the Policy Date, no benefit will be paid with respect to such increase. Instead, we will refund the Monthly Deductions made with respect to that increase. If any insurance amount of this policy was issued under a term insurance conversion option, the two-year period for excluding death by suicide for such amount does not start anew, but is effective as of the issue date of the term policy or rider.
Misstatement — If the Insured’s age or sex is misstated in the application, the amount of the Death Benefit shall be the Minimum Death Benefit for the correct age and sex, or if greater, the Death Benefit Proceeds otherwise payable multiplied by a) divided by b), where a) = the Cost of Insurance rate for the misstated age and sex used in the most recent Monthly Deduction and b) = the Cost of Insurance rate for the correct age and sex for such Monthly Deduction, unless such rate is zero, in which case b) = the last non-zero Cost of Insurance rate used in calculating a Monthly Deduction. If a) is also zero, then no adjustment will be made.
Maturity — This policy does not mature, but will continue In Force so long as the Insured is alive and the policy has not been surrendered and lapse has not occurred. Starting at the Monthly Deduction End Date there is no Monthly Deduction. Although there is no Monthly Deduction after Monthly Deduction End Date, the policy otherwise continues after such time with all its features, including your right to make policy loans, loan repayments, and withdrawals.
Reports — A report will be mailed to you at the end of each policy year to your last known address. This report will include the following information for the policy year:
•	the Accumulated Value;
•	any Surrender Charges;
•	the Cash Surrender Value;
•	the current death benefit;
•	any existing Policy Debt;
•	transactions that occurred during the policy year, including premiums paid and charges made;
•	the current Guideline Premiums, if applicable; and

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•	any information required by law.
In addition to the above reports, an annual report will also be mailed to you. The report will contain financial statements for the Separate Account and the designated investment company or companies or other designated portfolio(s) in which the Separate Account invests, the latter of which will include a list of the portfolio securities of the investment company, as required by the Investment Company Act of 1940, and of any other designated portfolio. We will also send any other reports as required by federal securities law.
Policy Illustrations — Upon request we will give you an illustration of the future benefits under this policy based upon both guaranteed and current cost factor assumptions. However, if you ask us to do this more than once in any policy year, we reserve the right to charge you a fee not to exceed $25 per request for this service. Illustrated benefits that are not guaranteed, such as benefits based on the current cost factor assumptions, will vary depending upon a number of factors, including but not limited to, changes in future investment performance.
Basis of Values — All nonforfeiture values for this policy will be at least equal to the minimums required by the state in which this policy was delivered. A detailed statement showing how such values are determined has been filed with the insurance department in the state in which this policy is delivered. To calculate the required nonforfeiture values, we use the Fixed Account Annual Guaranteed Interest Rate shown in the Policy Specifications, and the mortality table shown in the Policy Specifications.
Ownership of Assets — We have the exclusive and absolute control of our assets, including all assets in the Separate or Variable Accounts.
Tax Qualification as Life Insurance — This policy is intended to qualify as a life insurance contract for federal tax purposes, and the death benefit under this policy is intended to qualify for federal income tax exclusion. The policy, including any rider, benefit or endorsement, shall be interpreted to ensure and maintain such tax qualification, despite any other provision to the contrary. As of the effective date of the filing of this policy with the regulatory authorities, the Internal Revenue Service had not issued any official guidance on the tax treatment of life insurance policies that continue coverage past Age 100. Therefore, this policy may not qualify as life insurance and there may be adverse tax consequences if the policy continues past Age 100. You should consult your tax advisor before continuing the policy past Age 100.
If at any time the premiums paid under the policy exceed the amount allowable for such tax qualification, the excess amount shall be removed from the policy as of the date of its payment in accordance with federal tax law. Any appropriate adjustments will be made to the death benefit and/or Accumulated Value of the policy. We will refund to you this excess amount, including interest, no later than 60 days after the end of the contract year in which this excess amount occurs, as determined under federal tax law.
If this excess amount is not refunded by the end of such 60-day period, the death benefit shall be increased retroactively to the minimum extent necessary so that at no time is the death benefit ever less than the amount necessary to ensure or maintain such tax qualification. In addition, the Accumulated Value will be reduced to reflect the increased Monthly Deductions that result from such death benefit increase, starting on the date that the increase is effective.
If you request a decrease in policy or rider benefits, it may cause a reduction in any applicable limits on premiums or cash values for the policy to qualify as life insurance under federal tax law. Such a reduction in these limits may require us to make a distribution from the policy equal to the greatest amount by which the premiums paid or cash values for the policy, as determined under federal tax law, exceed any such reduced limits, in order to maintain the policy’s tax qualification. If such a distribution is made, the distribution will be paid to you and the Accumulated Value will be reduced by the amount of the distribution. However, no request for a decrease in policy or rider benefits will be allowed to the extent that the resulting

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reduction in such tax limits would require us to distribute more than the Net Cash Surrender Value for the policy.
Modified Endowment Contract Classification — This policy is intended not to be classified as a Modified Endowment Contract for federal tax purposes, unless you have provided a Written Request to accept a Modified Endowment Contract classification for this policy. Prior to such a Written Request, the provisions of this policy, including any rider, benefit or endorsement, shall be interpreted to prevent the policy from being classified as a Modified Endowment Contract, despite any other provision to the contrary.
In that case, if at any time the premium or other amounts paid under the policy exceed the limit for avoiding Modified Endowment Contract classification, the excess amount shall be removed from the policy as of the date of its payment in accordance with federal tax law. Any appropriate adjustments will be made to the death benefit and/or Accumulated Value of the policy. We will refund to you this excess amount, including interest, no later than 60 days after the end of the contract year in which this excess amount occurs, as determined under federal tax law.
If this excess amount is not refunded by the end of such 60-day period, the death benefit shall be increased retroactively to the minimum extent necessary so that at no time is the death benefit ever less than the amount required to avoid Modified Endowment Contract classification. In addition, the Accumulated Value will be reduced to reflect the increased Monthly Deductions resulting from such death benefit increase, starting on the date that the increase is effective.
Any request that would change the death benefit or any other benefit under the policy or any rider will not be processed if the change would cause the policy to be classified as a Modified Endowment Contract, unless you have provided us with a Written Request to accept Modified Endowment Contract classification. Requested changes that could cause the policy to be classified as a Modified Endowment Contract include, but are not limited to, an elective reduction in the Face Amount, a Death Benefit Option change that would cause a reduction in the Face Amount, and a withdrawal that would cause a reduction in the Face Amount.
Other Distributions of Accumulated Value — If the Net Amount at Risk ever exceeds three times the original Face Amount, we reserve the right to make a distribution of Accumulated Value to make the Net Amount at Risk equal three times the original Face Amount. In such case, the distribution will be treated as a premium refund and no surrender charge will be imposed. By treating the distribution as a premium refund, we mean that, in addition to the distribution of Accumulated Value, which you will receive, we will also pay you an amount representing a return of premium load associated with the distribution. The amount representing the return of premium load will be equal to the reduction in Accumulated Value multiplied by (1/(1-premium load rate))-1, provided that such amount can never exceed the total premium load paid under the policy. Note that while such a distribution will be treated as a premium refund for certain contract purposes, normal tax rules will apply in determining the amount of such a distribution, if any, which is taxable.
Compliance — We reserve the right to make any change to the provisions of this policy to comply with, or give you the benefit of, any Federal or state statute, rule, or regulation, including but not limited to requirements for life insurance contracts under the Code or any state. We will provide you with a copy of any such change, and file such a change with the insurance supervisory official of the state in which this policy is delivered. You have the right to refuse any such change.

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INDEX

Accumulated Value	10
Administrative Charge	13
Administrative Office	5
Age	5
Asset Charge	13
Assignment	19
Basis of Values	21
Beneficiary	19
Cash Surrender Value	15
Cash Value Accumulation Test	7
Change in Policy Cost Factors	13
Change of Death Benefit Option	7
Class	5
Code	5
Compliance	22
Cost of Insurance Charge	12
Cost of Insurance Rates	12
Coverage Charge	13
Coverage Elements	5
Coverage Layers	5
Death Benefit	6
Death Benefit Options	7
Death Benefit Proceeds	7
Death Benefit Qualification Test	7
Definitions	5
Entire Contract	19
Evidence of Insurability	5, 13
Face Amount	5
Face Amount Change	8
Face Amount Decrease	8
Face Amount Increase	8
Fixed Accumulated Value	10
Fixed Options	5, 16
Free Look Transfer Date	5
General Provisions	19
Grace Period	13
Guideline Premium Limitation	10
Guideline Premium Test)	7
In Force	6
Income Benefits	17
Incontestability	20
Insured	5
Investment Options	5
Juvenile Insured	20
Lapse	13
Limits on Face Amount Increase	8
Loan Account	12, 17

Loan Account Value	12
Loan Amount Available	17
Loan Interest	17
Loan Repayment	17
Misstatement	20
Modified Endowment Contract	10, 22
Monthly Deduction	12
Monthly Deduction End Date	5
Monthly Payment Date	6
Mortality and Expense Risk Charge	12
Net Amount at Risk	13
Net Asset Value	12
Net Cash Surrender Value	15
Net Investment Factor	11
Net Premium	6
Non-Participating	20
Other Income Options	17
Owner	19
Paid-Up Insurance	9
Planned Premium	9
Policy Charges	12
Policy Date	6
Policy Debt	6
Policy Illustrations	21
Policy Loans	17
Premium Allocation	9
Premium Limitation	10
Premium Load	2, 13
Premiums	9
Reinstatement	14
Reports	20
Risk Class	6
Separate Account	6, 18
Suicide Exclusion	20
Surrender	15
Surrender Charge	15
Tax Qualification as Life Insurance	21
Timing of Payments	16
Transfers	14
Unit Value	11
Valuation Day	6
Valuation Period	6
Variable Account	6, 18
Variable Accumulated Value	11
Withdrawal	15
Written Request	6

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Pacific Life & Annuity Company • 700 Newport Center Drive • Newport Beach, CA 92660

FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE
•	Death Benefit Payable On The Death Of The Insured While The Policy Is In Force
•	Net Cash Surrender Value Payable Upon Surrender While The Policy Is In Force
•	Adjustable Face Amount
•	Benefits May Vary Based On Investment Experience
•	Non-Participating